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                                                                   Exhibit 12.2

                         Hanover Equipment Trust 2001A
               Computation of Ratio of Earnings to Fixed Charges
                 (Amounts in thousands of dollars) (unaudited)

                                            For the Nine Months    For the period from
                                                   Ended        August 2, 2001 (inception)
                                            September 30, 2002     to December 31, 2001
                                            ------------------- --------------------------
Earnings:
Net income (pretax)........................       $   685                 $  335

Add:
Interest on rental equipment...............        21,092                  8,571
                                                  -------                 ------
   Earnings................................        21,777                  8,906
                                                  -------                 ------


Fixed charges: Interest on rental equipment        21,092                  8,571
                                                  -------                 ------


Ratio of earnings to fixed charges.........          1.03                   1.04
                                                  =======                 ======
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